UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/04/2005

DIGITAL LIFESTYLES GROUP, INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-27828

DE	13-3779546
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1001 S. Capital of Texas Hwy., Building I, Suite 200, Austin, TX 78746
(Address of Principal Executive Offices, Including Zip Code)

512-617-8282
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On May 4, 2005, Digital Lifestyles Group, Inc. received a letter from our secured creditor, Laurus Master Fund, Ltd. In the letter, Laurus notified us that a number of events of default had occurred and were existing under our Security Agreement with Laurus, which is described in our Current Report on Form 8-K dated November 30, 2004.

Laurus also notified us that all obligations and liabilities owing by us to Laurus were accelerated. Laurus demanded payment of approximately $3.3 million, which we assume includes outstanding debt, termination fees, penalties and collection costs, by no later than 2:00 p.m. (New York time) on May 4, 2005. The letter stated that if we did not make the payment by this date, Laurus would exercise it rights and remedies against us under our agreements with Laurus and applicable law and would immediately commence foreclosure proceedings against all of our assets. We did not make the payment, and do not anticipate making the payment, other than to the extent we receive proceeds from the sale of assets securing our debt with Laurus.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP, INC

Date: May 10, 2005.	By:	/s/ J. William Wilson
J. William Wilson
Vice President and General Counsel